Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of December 16, 2004, and is made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Joel N. Waller (the “Executive”).

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1.     EMPLOYMENT

                The Company hereby agrees to employ Executive as the President and Chief Executive Officer of the Company (the “CEO”) and Executive hereby accepts such employment upon the terms and conditions set forth below.

        2.     TERM AND PLACE OF PERFORMANCE

                The term of this Agreement shall begin on February 1, 2005 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on the third (3rd) anniversary thereof (the “Initial Term”); provided, that, upon the third anniversary of the Effective Date, the term shall be automatically extended for two (2) additional years (the “Extension Period”) unless either party provides ninety (90) days advance written notice not to renew the term prior to the date that it would be automatically renewed (the Initial Term or the Extension Period, as the case may be, the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5 below. The period during which Executive is an employee of the Company is referred to herein as the “Employment Period.” The principal place of employment of Executive shall be at the Company’s headquarters in Foothill Ranch, California (or at such other locations within the thirty-five (35) mile radius of its current location as it may be relocated); provided, that, Executive shall be required to travel on Company business during the Term.

        3.     COMPENSATION

                3.1     Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000) (“Base Compensation”) payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors (the “Committee”) shall review Executive’s Base Compensation annually and may make adjustments in accordance with the compensation practices and guidelines of the Company; provided, that, the Base Compensation shall not be reduced without Executive’s written consent during the Term.

                3.2     Annual Bonus. Commencing on February 1, 2005, Executive shall participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Compensation Committee of the Board (as hereinafter defined) for executive officers of the Company (“Incentive Plan”). For each fiscal year during which Executive is employed hereunder during the Term, Executive’s target award under the Incentive Plan shall be up to 100% of Executive’s Base Compensation, and the maximum incentive opportunity shall be up to 200% of Executive’s Base Compensation.

                3.3     Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as they may exist from time to time.

                3.4     Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company to its employees generally, or which it may adopt from time to time for its employees generally, in accordance with the eligibility requirements for participation therein.

                3.5     Performance Shares. On the Effective Date or as soon as administratively practicable thereafter, the Company shall grant Executive 2,400,000 performance shares (“Performance Shares”) of the Company’s Class A common stock, $0.10 par value per share, under such terms and conditions as provided for under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) which are not inconsistent with the terms of the performance share award agreement attached hereto as Exhibit A. Notwithstanding the foregoing, if the 2004 Plan is not approved by the Company’s stockholders by the Effective Date such that the Performance Shares may not be granted to Executive under such Plan, then the grant shall be made as an inducement grant as provided for in NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) with such terms and conditions as are reasonably contemplated hereunder.

                3.6     Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

                3.7     Relocation. Until such time that Executive relocates his residence to the Foothill Ranch, CA metropolitan area, but not longer than three months following the commencement of Executive’s employment with the Company, the Company shall (a) provide suitable temporary furnished housing for Executive in the Foothill Ranch, CA metropolitan area, and (b) reimburse Executive for the cost of coach class airfare for roundtrip travel by Executive from the Foothill Ranch, CA metropolitan area to his home residence in Minneapolis, MN on an average frequency of once every two weeks (6 roundtrips during the 3 month period). Executive shall endeavor to schedule such home travel in a manner that does not unduly disrupt the operations of the Company. In addition, Executive shall be eligible for house hunting trips and relocation assistance as may be agreed by the Company. To the extent that any benefits provided under this Section 3.7 are taxable to Executive, the Company shall provide Executive with a tax gross-up on such terms as reasonably determined by the Company.

        4.     POSITION AND DUTIES

                4.1     Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the office of President and Chief Executive Officer and as provided for in the By-Laws of the Company, at all times, subject to the direction and control of the Company’s Board and such other powers and duties as may be assigned by the Board.

                4.2     Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall devote his full time, attention and efforts to the business of the Company, but may participate in charitable and personal investment activities to a reasonable extent, as long as such activities do not interfere with the performance of his duties and responsibilities hereunder.  Notwithstanding the foregoing, the Company acknowledges the obligation of the Executive to provide his former employer with up to 5 hours of consulting services during any calendar month (on a non-cumulative basis) until January 31, 2006.

        5.     TERMINATION

                5.1     Due to Death or Disability. If Executive dies during the Employment Period, Executive’s employment shall terminate as of the date of his death. The Company may terminate Executive if he becomes “disabled,” as defined below, upon written notice to Executive. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for ninety (90) consecutive days or one-hundred twenty (120) non-consecutive days in any three hundred sixty-five (365) day period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

                5.2     By the Company Without “Cause”. The Company may terminate this Agreement without Cause (as hereinafter defined) at any time following the Effective Date upon written notice to Executive. Such termination shall not be a breach of this Agreement.

                5.3     By the Company For Cause. The Company may terminate Executive’s employment for Cause at any time by providing Executive written notice of its intent to terminate him for Cause which sets forth in reasonable detail the Company’s basis for such termination. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, Cause shall mean:

                        (a)     Executive’s continued and willful failure to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive which identifies the manner in which the Board believes that Executive has not performed his duties;

                        (b)     Executive’s indictment (or equivalent under applicable law) with respect to, conviction of, or plea of guilty or nolo contendere to, a felony or any other comparable crime under applicable law or Executive’s incarceration with respect to any crime;

                        (c)     Executive’s commission of any act of theft, embezzlement or misappropriation against the Company or any other act which in the reasonable opinion of the Board would prevent him from effectively performing his duties hereunder;

                        (d)     Executive’s willful misconduct, gross neglect or malfeasance in the performance of the services contemplated hereunder where such conduct causes or has the likelihood of causing material economic or reputational harm to the Company;

                        (e)     Executive’s material breach of this Agreement, including, without limitation, a breach of Section 15 of this Agreement, which breach has not been cured by Executive within ten (10) days after written notice thereof to Executive from the Company; and/or

                        (f)     Executive’s failure to comply with the policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

If the Board has reasonable belief that Executive has committed any of the acts described above, it may suspend Executive (with pay) while it investigates whether it has or could have Cause to terminate Executive and such suspension shall not give Executive Good Reason (as defined below) to terminate his employment.

                5.4     By Executive For Good Reason. Executive may terminate this Agreement for Good Reason (as defined below) within thirty (30) days after the occurrence of an event giving rise to such Good Reason event by providing thirty (30) days written notice to the Company describing the claimed event or circumstance and setting forth Executive’s intention to terminate his employment with the Company; provided, that, the Company has not substantially cured such event within such notice period. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, “Good Reason” shall mean:

                        (a)     material breach of any terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within ten days after written notice thereof to the Company from Executive;

                        (b)     the assignment after the Effective Date of Executive without his consent to a position or material responsibilities or duties of a lesser status or degree than the position of Chief Executive Officer;

                        (c)     relocation of Executive’s principal office for Company business, without Executive’s consent, to a location more than 35 miles outside the Foothill Ranch, CA metropolitan area; or

                        (d)     failure of any successor entity, by merger or purchase of all or substantially all of the assets of the Company, to assume the obligations of the Company hereunder as a result of the merger or by agreement.

                5.5     By Executive Without Good Reason. Executive may terminate this Agreement without Good Reason by providing at least one-hundred twenty (120) days written notice to the Company. Such termination shall not be a breach of this Agreement.

                5.6     Expiration of the Employment Period. Executive’s employment shall automatically terminate upon expiration of the Term unless the parties agree to extend the Term or continue the employment relationship “at will.” Notwithstanding the foregoing, if either party provides the notice to the other not to renew the Initial Term, the Employment Period shall terminate on expiration of the Initial Term. Such termination shall not be a breach of this Agreement.

                5.7     Termination Payment.

                        (a)     Amount. In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.6, Executive shall continue to render services to the Company pursuant to this Agreement until his date of death or the date of termination (“Termination Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred and other accrued employee benefits as provided in this Agreement, through the Termination Date. If requested by the Board of Directors, effective on the Termination Date, Executive shall resign all directorships and officerships he then holds with the Company and its affiliates. In the event Executive’s employment is terminated pursuant to Section 5.2 or 5.4, within ten (10) business days following the Termination Date, Executive shall be paid, as severance for such termination, a lump-sum payment equal to the Base Compensation Executive would have been paid for the remainder of the Initial Term, or, if such event occurs during the Extension Period, for the remainder of the Extension Period, less applicable withholding taxes. Except as provided in this Section 5.7, from and after the Termination Date, Executive shall not be entitled to any other payments in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of the termination of this Agreement, the Employment Period or the termination of Executive’s employment.

                        (b)     Benefits. In the event Executive’s employment is terminated pursuant to Section 5.2 or 5.4 and Executive timely elects to continue healthcare coverage through COBRA, the Company shall pay Executive, within ten (10) days following such election, a lump-sum equal to the sum of (i) and (ii), where (i) is that portion of the monthly COBRA premium equal to the difference between the COBRA premium and Executive’s monthly contribution towards healthcare benefits that was in effect as of the Termination Date and (ii) is 18.

                        (c)     Indemnification. Notwithstanding Executive’s separation from the Company, with respect to events that occurred during his tenure as an employee, officer, or director of the Company, Executive will be entitled, as a former employee, officer, or director of the Company, to the same rights that are afforded to other current or former employees, officers, or directors of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers and directors by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

        6.         NON-SOLICITATION

                Executive acknowledges that by virtue of Executive’s position as President CEO of the Company, and Executive’s employment hereunder, he will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees that during Executive’s employment and for a twelve (12) month period commencing from the Termination Date, Executive will not on behalf of himself, or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company who hold the position of Vice President or above.

        7.     CONFIDENTIALITY/TRADE SECRETS

                7.1     Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Employment Period, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (i) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (ii) buying habits or practices of any of its customers, (iii) the Company’s marketing methods and related data, (iv) the Company’s costs or sources of materials, (v) the prices it obtains or has obtained or at which it sells or has sold its products or services, (vi) lists or other written records used in the Company’s business, (vii) compensation paid to employees and other terms of employment, or (viii) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1 is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

                7.2     Executive agrees to keep confidential and not use or divulge except in furtherance of Executive’s duties at the Company, any confidential or propriety information of any customer of the Company to which Executive may obtain access during the Employment Period. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

        8.     INVENTIONS

                8.1     Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information (collectively, “Inventions”).

                8.2     Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, whether or not patentable, from the beginning of Executive’s employment with the Company until the termination thereof of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information.

                8.3     Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

                8.4     The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely in the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

        9.     SHOP RIGHTS

                The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether or not patentable, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the Company’s facilities, equipment, personnel, supplies or trade secret information.

        10.     INJUNCTIVE RELIEF

                Executive acknowledges that any violation of any provision of Sections 6 through 9 and 13 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 9 and 13 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

        11.     BLUE PENCIL

                It is the desire and intent of the parties that the provisions of Section 6 through 9 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 9 hereof shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 9 if necessary to render it enforceable, in such manner as to preserve as much as possible the parties’ original intentions, as expressed therein, with respect to the scope thereof.

        12.     COPYRIGHT

                Executive agrees that any work prepared by Executive for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work prepared by Executive for the Company is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense, but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

        13.     COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION

                In the event of termination of Executive’s employment pursuant to Section 5 hereof, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access. The parties acknowledge and agree that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other (and in the case of the Company, any of its officers, directors, partners, employees, affiliates, or agents thereof) in either a professional or personal manner either during the Employment Period or thereafter.

        14.     INDEMNIFICATION

                The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.

        15.     EXECUTIVE’S REPRESENTATIONS

                Executive hereby represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, that (a) he has the right to enter into this Agreement, (b) the provisions of this Agreement and the performance hereof by Executive do not violate any other contracts or agreements to which he is a party and that would adversely affect his ability to perform his obligations hereunder, and (c) he will not enter into any agreement, either oral or written, that would adversely affect his ability to perform his obligations hereunder. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

        16.     ARBITRATION; LEGAL FEES

                Subject to Section 10 hereof, any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be attempted to be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS for resolution in Orange County, California. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration for resolution in Orange County, California, administered by JAMS pursuant to its Employment Arbitration Rules & Procedure and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction. Each party shall pay all its own expenses relating to any such dispute, mediation and/or arbitration, including, but not limited to, its own legal fees and expenses regardless of outcome. Joint expenses relating to such dispute, mediation or arbitration shall be borne equally among the parties.

        17.     GENERAL PROVISIONS

                17.1     Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

                17.2     Notices. All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt, the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g. FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                If to the Company

                        Vice President, Human Resources
                        The Wet Seal, Inc.
                        26972 Burbank
                        Foothill Ranch, CA 92610
                        Facsimile No.: (949) 699-4722

                If to Executive

                        Joel N. Waller
                        1201 Yale Place
                        No. 1306
                        Minneapolis, MN 55403
                        Facsimile No. (612) 339-4275

                with a copy to:

                        Marvin C. Ingber
                        Winthrop Weinstine P.A.
                        225 South Sixth Street, Suite 3500
                        Minneapolis, MN 55402
                        Facsimile No. (612) 604-6854

                17.3      Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of California without regard to principles of conflicts of laws.

                17.4     Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

                17.5     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

                17.6     Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

                17.7     Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

                17.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                17.9     Legal Expenses. Following commencement of Executive’s employment hereunder, the Company shall reimburse Executive for legal expenses incurred by Executive in connection with the negotiation of this Agreement and the exhibits attached hereto, up to a maximum amount of $7,500.00. Such reimbursement shall be paid to Executive on the next regular payroll date following receipt by the Company of appropriate documentation of such expenses.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.
By: /s/ Joseph Deckop
Name: Joseph Deckop
Title: Interim Chief Executive Officer
/s/ Joel N. Waller
Joel N. Waller

EXHIBIT A

PERFORMANCE SHARES AWARD AGREEMENT
UNDER THE WET SEAL, INC.
2004 STOCK INCENTIVE PLAN

        THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), made as of the 1st day of February, 2005 (the “Grant Date”) by and between The Wet Seal, Inc. (the “Company”) and Joel N. Waller (the “Participant”) who is an employee of the Company or one of its Affiliates, evidences the grant by the Company of a stock award of performance shares (the “Performance Shares”) to the Participant and the Participant’s acceptance of the Performance Shares in accordance with the provisions of The Wet Seal, Inc. 2004 Stock Incentive Plan (the “Plan”). The Company and the Participant agree as follows:

        1.     Basis for Award. The award of Performance Shares is made under the Plan pursuant to Section 10.1 thereof for service rendered to the Company by the Participant and is intended to satisfy the requirements of Section 162(m) of the Code and shall be interpreted in accordance therewith.

        2.     Stock Awarded.

                2.1     The Company hereby awards to the Participant, in the aggregate, an award of Performance Shares on 2,400,000 shares of Stock which shall be subject to the conditions and restrictions set forth in the Plan and this Agreement. For purposes of this Agreement, 1,200,000 and 1,200,000 Performance Shares shall be referred to as “Tranche 1” and “Tranche 2", respectively (the “Tranches”).

                2.2     Performance Shares shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to such Performance Shares. Notwithstanding the foregoing, if any certificate is issued in respect of Performance Shares at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, substantially in the following form:

                “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS
                AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE PERFORMANCE SHARES AWARD AGREEMENT DATED AS OF
                FEBRUARY 1, 2005, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WETSEAL, INC.”

If a certificate is issued with respect to the Performance Shares, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant shall have delivered a stock power, endorsed in blank, relating to the shares covered by such Award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such Performance Shares, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his or her legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law. During the period that the Participant holds the Performance Shares, the Participant shall have the right to receive dividends on and to vote the Performance Shares while it is subject to restriction, except as otherwise provided by the Plan. If the Performance Shares are forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Performance Shares to the Company and cooperate with the Company to reflect such forfeiture. By accepting these Performance Shares, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

                2.3     Except as provided in the Plan or this Agreement, the restrictions on the Performance Shares are that prior to vesting as provided in Section 3 of this Agreement, the shares will be forfeited by the Participant and all of the Participant’s rights to such stock shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Performance Shares made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise. Notwithstanding the foregoing, Participant may transfer the Performance Shares to his Immediate Family Members (or to trusts or partnerships or limited liability companies established for such family members); provided, that, such transfer is for no consideration and the effected through such procedures as the Committee may establish from time to time.

        3.     Vesting.

                3.1     The restrictions described in Section 2 of this Agreement will lapse with respect to 600,000 of the Performance Shares in Tranche 1 if, at any time following the first anniversary of the Grant Date and before the third anniversary of the Grant Date (the “Tranche 1 Vesting Period”), the weighted average closing price of the Company’s Stock for any trailing 20 trading days (the “20-Day Average”) during the Tranche 1 Vesting Period equals or exceeds $3.50 per share. The restrictions described in Section 2 of this Agreement will lapse with respect to an additional 200,000 of the Performance Shares in Tranche 1 (until the entire Tranche 1 is 100% vested) each time the 20-Day Average per share price of the Stock during the Tranche 1 Vesting Period equals or exceeds $4.00; $4.50 and $5.00. For the avoidance of doubt, if the 20-Day Average equals or exceeds $5.00 per share at any time during the Tranche 1 Vesting Period, the restrictions on 100% of Tranche 1 shall lapse.

                3.2     The restrictions described in Section 2 of this Agreement will lapse with respect to 200,000 of the Performance Shares in Tranche 2 if, at any time following the second anniversary of the Grant Date and before the third anniversary of the Grant Date (the “Tranche 2 Vesting Period”), the 20-Day Average during the Tranche 2 Vesting Period equals or exceeds $5.50 per share. The restrictions described in Section 2 of this Agreement will lapse with respect to an additional 200,000 of the Performance Shares in Tranche 2 (until the entire Tranche 2 is 100% vested) each time the 20-Day Average per share price of the Stock during the Tranche 2 Vesting Period equals or exceeds $6.00; $6.50; $7.00; $7.50 and $8.00. For the avoidance of doubt, if the 20-Day Average equals or exceeds $8.00 per share at any time during the Tranche 2 Vesting Period, the restrictions on 100% of Tranche 2 shall lapse.

                3.3     If any of the Performance Shares are still outstanding as of the third anniversary of the Grant Date and have not otherwise vested after giving effect to the vesting provisions of clauses (a) and (b) above, the unvested shares of Stock shall automatically be forfeited without the payment of any consideration to the Participant.

                3.4     Except as provided below, if the Participant ceases to be in Continuous Service of the Company at any time and for any reason prior to the vesting of the Performance Shares, all shares that are still outstanding upon such termination of employment shall automatically be forfeited without the payment of any consideration to the Participant upon such cessation of service. Notwithstanding the foregoing, if Participant’s Continuous Service is terminated by death, Disability, by the Company without Cause, or by Participant for Good Reason (as such capitalized terms are defined in Participant’s Employment Agreement, dated December 16, 2004), in any case, at any time during the Tranche 1 Vesting Period, Participant shall continue to vest into the Performance Shares that he would have vested into, as though he were still employed, for the one-year period following his termination of Continuous Service (but not beyond the Tranche 1 Vesting Period).

                3.5     Notwithstanding the foregoing, no Performance Shares shall vest until the Committee has certified in writing that the vesting conditions have been satisfied in accordance with Section 162(m) of the Code.

        4.     Company; Participant.

                4.1     The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

                4.2     Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Performance Shares may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

        5.     Adjustments. The Award may be adjusted as provided for in Section 12 of the Plan and the Committee shall not exercise any discretion under Section 10.4 of the Plan to reduce Participant’s award hereunder.

        6.     Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Stock to the Participant hereunder, if the exercise thereof or the issuance or transfer of such Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company will take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Stock upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

        7.     No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of or discharge the Participant at any time for any reason whatsoever, with or without cause. Except as provided herein, Participant acknowledges and agrees that the continued vesting of the Performance Shares granted hereunder is premised upon his provision of future services with the Company and such Performance Shares shall not accelerate upon his termination of Continuous Service for any reason.

        8.    Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

                8.1     Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement , and agrees to be bound by their terms and conditions. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Participant acknowledges that there may be adverse tax consequences upon the vesting of Performance Shares or disposition of the shares of Stock once vested, and that the Participant should consult a tax adviser prior to such time.

                8.2     Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

        9.     Taxes.

                9.1     The Participant agrees that, subject to clause 9(b) below, no later than the date as of which the restrictions on the Performance Shares shall lapse with respect to all or any of the Performance Shares covered by this Agreement, the Participant shall pay to the Company (in cash or to the extent permitted by the Board, Stock held by the Participant for at least six (6) months whose Fair Market Value on the date the Performance Shares vest is equal to the amount of the Participant’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Performance Shares for which the restrictions shall lapse. The Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Shares.

                9.2     If the Participant properly elects, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Performance Shares granted hereunder pursuant to Section 83(b) of the Code, the Participant shall pay to the Company, or make other arrangements satisfactory to the Board to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Stock. If the Participant fails to make such payments, the Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock.

        10.     Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him or her at his or her address as recorded in the records of the Company. Notwithstanding the foregoing, at such time as the Company institutes a policy for delivery of notice by e-mail, notice may be given in accordance with such policy.

        11.     Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.
By:____________________________
PARTICIPANT
_______________________________
Joel N. Waller